                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                Form N-8A

                      NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(A) OF THE
                     INVESTMENT COMPANY ACT OF 1940

    The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:  WADDELL & REED INVESTED PORTFOLIOS, INC.
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217
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Telephone Number:  (913) 236-2000
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Name and Address of Agent for Service of Process:

Kristen A. Richards
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6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217
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Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:

                          Yes   __X__       No ______